Name of Reporting Person: James G. Aaron
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Name of Issuer and Symbol: Monmouth Community Bancorp (MMTH)
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                               FORM 4 - EXHIBIT A
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                            EXPLANATION OF RESPONSES
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     (1)  The  reporting   person  disclaims   beneficial   ownership  of  these
          securities and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

     (2) Shares registered in the name of the David Ritter Trust, of which the reporting person is a trustee.

     (3) Shares registered in the name of the Randy Ritter Trust, of which the reporting person is a trustee.

     (4) Shares registered in the name of ERBA Co., Inc., in which the reporting person has an ownership interest and serves as vice president. The reporting person disclaims beneficial ownership of these securities except to the extent of his ownership interest in ERBA Co., Inc.

     (5) These shares are held in trust for the benefit of the reporting person's son. The reporting person's spouse is trustee of the trust.

     (6) Shares registered in the name of the Aaron Family Limited Partnership, of which the reporting person is a partner. The reporting person disclaims beneficial ownership of these securities except to the extent of his partnership interest in the Aaron Family Limited Partnership.

     (7) These shares are held in trust for the benefit of the reporting person's daughter. The reporting person's spouse is trustee of the trust.

     (8) Shares beneficially owned by the reporting person but registered in the name of Prudential Securities.

     (9) Shares registered in the name of the reporting person as trustee for the Trust Under the Will of Leslie B. Aaron, the reporting person's father.

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